UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_____________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 1, 2004

Viragen, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-15823	59-2101668

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

865 SW 78th Avenue, Suite 100, Plantation, Florida		33324

(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (954) 233-8746

Not applicable

(Former name or former address, if changed since last report)

Item 5. Other Events and Regulation FD Disclosure
Item 7. Financial Statement and Exhibits
SIGNATURES
EX-99.1 PRESS RELEASE
EX-99.1 SECURITIES PURCHASE AGREEMENT
EX-99.3 ESCROW AGREEMENT
EX-99.4 CONVERTIBLE PROMISSORY NOTE
EX-99.5 COMMON STOCK PURCHASE WARRANT
EX-99.6 COMMON STOCK PURCHASE WARRANT

Item 5. Other Events and Regulation FD Disclosure

     Effective April 1, 2004, Viragen, Inc. (AMEX: “VRA”) entered into purchase agreements for the issuance and sale of $20 million in 7% convertible promissory notes maturing in 2006 and common stock purchase warrants. The notes were placed with a group of new and returning institutional investors. The $20 million purchase price for the notes and warrants has been placed in escrow pending satisfaction of all conditions precedent to closing, including receipt of stockholder approval for the sale of the notes and warrants, as well as for a reverse split of Viragen’s common stock. The proceeds of the financing are expected to be used to progress the research, development, and commercialization of Viragen’s portfolio of healthcare products and technologies, including an allocation to fund clinical studies for the purpose of seeking FDA approval for Multiferon™, its natural human alpha interferon which is currently approved for sale in certain international markets.

     The purchase agreements provide that Viragen pay interest on the escrowed purchase price at the rate of 10% per annum until the date the stockholders approve the sale of the notes and the reverse stock split, at which time, the interest rate on the escrowed funds will be reduced to 7% per annum. The notes will be convertible into shares of Viragen common stock at the lesser of the average closing bid prices for Viragen common stock during (a) the five trading days immediately preceding entering into the purchase agreements and (b) the five trading days immediately following the reverse split. Each purchaser will also receive three-year warrants in an amount equal to 40% of the number of shares issuable upon conversion of its note, exercisable at 120% of the conversion price of the note.

     The notes may be prepaid by Viragen at 110% of their face amount, plus the issuance to note holders of additional warrants to purchase the number of shares of Viragen common stock into which the notes would otherwise have been convertible, at an exercise price equal to the prevailing conversion price of the notes. If issued on prepayment, the warrants may be exercised for the period that would have been the remaining life of the notes had they not been prepaid. Commencing one year after issuance, Viragen also has the right to require note holders to convert their notes, subject to certain limitations; provided that Viragen’s common stock has traded at 200% or more of the conversion price of the notes on each of the 30 trading days ending five days prior to the date fixed for conversion.

     The Board of Directors has authorized Viragen to call a special meeting of its stockholders in order to solicit the required approvals. The reverse stock split, which is expected to be at the rate of 1:10, would affect all shares of common stock outstanding, including those underlying stock options and warrants, immediately prior to the effective time of the reverse split. Viragen intends to disseminate a proxy statement for use in connection with the special meeting of stockholders following receipt of regulatory clearance to do so. Closing of the sale of notes and warrants, at which the notes and warrants will be issued and the purchase price delivered to Viragen, is expected to take place shortly after stockholder approval is obtained.

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Item 7. Financial Statement and Exhibits

99.1	Press release dated April 5, 2004

99.2	Form of Securities Purchase Agreement dated as of April 1, 2004 between Viragen, Inc. and each of eight institutional investors

99.3	Form of Escrow Agreement dated as of April 1, 2004, between Viragen, Inc., each of eight institutional investors and the Law Office of Brian W. Pusch, as Escrow Agent

99.4	Form of convertible promissory note issuable at closing of Securities Purchase Agreement dated as of April 1, 2004

99.5	Form of common stock purchase warrant accompanying notes issuable at closing of Securities Purchase Agreement dated as of April 1, 2004

99.6	Form of common stock purchase warrant issuable upon prepayment of notes issuable at closing of Securities Purchase Agreement dated as of April 1, 2004

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SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIRAGEN, INC.

Date: April 5, 2004	By: /s/ Dennis W. Healey Dennis W. Healey Executive Vice President and Principal Financial Officer

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